Exhibit 99.1


PRESS RELEASE                                   Franklin Street Properties Corp.
--------------------------------------------------------------------------------
     401 Edgewater Place o Suite 200 o Wakefield, Massachusetts 01880-6210
                (781) 557-1300 o www.franklinstreetproperties.com

Contact: Donna Brownell 877-686-9496                       FOR IMMEDIATE RELEASE


                   FRANKLIN STREET PROPERTIES CORP. ANNOUNCES
                           FIRST QUARTER 2007 RESULTS

Wakefield, MA--May 1, 2007--Franklin Street Properties Corp. (the "Company" or "FSP") (AMEX: FSP) an investment firm specializing in real estate, announced today Net Income and Earnings Per Share (EPS) for the three months ended March 31, 2007. The Company also announced Adjusted Funds From Operations (AFFO), AFFO plus Gains on Sales (AFFO+GOS) and provided an update on other activities. Please note that during the first quarter of 2007 and 2006 there were no asset sales, consequently AFFO+GOS matches AFFO.

The Company evaluates its performance based on Net Income, EPS, AFFO and AFFO+GOS, and believes each is an important measure. A reconciliation of Net Income to AFFO and AFFO+GOS, which are non-GAAP financial measures, is provided on page 3 of this press release.


(in 000's except per share data)           Three Months Ended March 31,
                                       -----------------------------------
                                                                  Increase
                                         2007         2006       (Decrease)
                                         ----         ----       ----------

Net Income                              $ 9,732      $13,139      $ (3,407)
                                       ===================================

AFFO                                    $18,323      $20,315      $ (1,992)
GOS                                          --           --            --
                                       -----------------------------------
AFFO+GOS                                $18,323      $20,315      $ (1,992)
                                       ===================================

Per Share Data:
EPS                                     $  0.14      $  0.22      $  (0.08)
AFFO                                    $  0.26      $  0.34      $  (0.08)
AFFO+GOS                                $  0.26      $  0.34      $  (0.08)

Weighted ave shares (diluted)            70,766       59,795        10,971
                                       -----------------------------------


The following significant factors affected Net Income, EPS and AFFO for the three months ended March 31, 2007 compared to results for the same period in 2006:

      o Net Income and EPS decreased $3.4 million or $0.08 per share and AFFO decreased $2.0 million or $0.08 per share in the first quarter of 2007 compared to 2006. These decreases were principally a result of termination fee income, which is included in rental revenue, of less than $0.1 million in the first quarter of 2007 compared to $4.7 million in the first quarter of 2006. The impact of this $4.7 million decrease was partially offset by increased net operating income from real estate operations of approximately $1.1 million and the benefit of increased investment banking results of approximately $0.3 million.
            - Increased net operating income from the real estate portfolio included:
                  . the benefits of five properties acquired by merger in April 2006;
                  . the benefits of three suburban office properties acquired directly in 2006; and
                  . were partially offset by the impact of vacancies and rent roll downs from the last 12 months, which reduced real estate contribution.
            - Investment banking results increased compared to the same period in 2006. Gross proceeds on the sale of securities, which our revenue and expenses in investment banking are directly related to, increased $20.0 million to $49.2 million for the quarter ended March 31, 2007 compared to $29.2 million for the same period in 2006.


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            -     A net increase of 11.0 million weighted average shares for the three months ended March 31, 2007, compared to the same period in 2006 due to the merger completed on April 30, 2006.

George J. Carter, President and CEO, commented as follows:

      "First quarter 2007 Net Income/EPS, AFFO, and AFFO+GOS levels were anticipated and planned for within the FSP business/investment model. Because of the transactional nature of significant portions of our real estate investment business and their timing profiles, quarterly financial metrics historically have been quite variable. FSP does not manage its business to quarterly targets but rather longer-term ones. Consequently, FSP management considers annual financial results much more meaningful for performance and trend measurements. I continue to be very optimistic about FSP's full year 2007 financial performance potential and growth prospects.

      FSP is an investment firm specializing in, and focusing on, the asset class of real estate. Our Company has three major business components that contribute to its profitability. They are:

      o     Rental income from properties
      o     Gains or losses on the sale of properties
      o     Fee income from real estate investment banking activities

      Rental Income for the first quarter of 2007 was about as expected, with leased square footage of our 29 properties averaging 86%. Significantly, two properties totaling approximately 263,000 square feet, one in the greater Seattle/Tacoma area, and the other in Silicon Valley, did not contribute meaningful rental income as each was substantially vacant. Both properties are in the process of being physically repositioned in their respective markets from single- to multi-tenant configurations. Construction and lease-up of these two assets is likely to take up a good portion of 2007 and possibly beyond. However, once repositioned and re-leased, we believe these two properties can add meaningful rental income and value to FSP. To date, approximately 42% of our 526,269 square feet of expected 2007 lease expirations has been re-leased/renewed.

      With the exception of the property we sold in Greenville, South Carolina that was reported at year-end, there were no Property Sales for the first quarter of 2007. However, we have identified several potential properties in our portfolio that we believe are good potential disposition candidates in 2007. Proceeds from any property sales would be designated for reinvestment into newly-acquired real estate assets that we believe would perform better in the future than the properties that were sold. Acquiring replacement properties that continue to upgrade the quality of our portfolio is an ongoing effort. Identifying a replacement asset before completing a property sale is not always feasible, but, for FSP, it is the preferred way to operate. Property sales for the full year 2007 could be significant.

      Investment Banking activity for the first quarter of 2007 totaled approximately $49.2 million. In January of 2007, an affiliate of FSP purchased a property for investment syndication. Permanent equity capitalization of the property was structured as a private placement preferred stock offering totaling $221 million. This offering is the largest single-investment syndication in FSP's history. The $49.2 million of proceeds raised in the first quarter reflected the offering being available for subscription for only a portion of the quarter. As of April 30, 2007, additional equity in the amount of approximately $24.8 million


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      was closed into the transaction. Our acquisition executives continue to work on other property investment opportunities and are currently more optimistic about potential future investment banking product than in the past several years. Investment banking business at FSP is off to a solid start this year, and we are optimistic about this business segment's potential for increased contribution in 2007."

A reconciliation of Net Income to AFFO and AFFO+GOS is shown below, and definitions of AFFO and AFFO+GOS are provided on Supplemental Schedule F. We believe AFFO is used broadly throughout the real estate investment trust (REIT) industry as a measurement of performance and is generally calculated in a similar manner to our calculation. We also believe that AFFO+GOS is an important measures as it considers investment performance.

                                                            Three Months Ended
                                                                 March 31,
                                                          ---------------------
(In thousands except per share amounts)                       2007        2006
                                                              ----        ----

Net income                                                 $  9,732    $ 13,139
   Net gains on sales of assets and
      provision on one asset held for sale                       --          --
   GAAP income from non-consolidated REITs                      583        (275)
   Distributions from non-consolidated REITs                    281         118
   Depreciation of real estate & intangible amortization      9,000       7,133
   Straight-line rent                                        (1,273)        200
                                                          ---------------------
Adjusted Funds From Operations (AFFO)                        18,323      20,315
   Plus gains on sales of assets                                 --          --
                                                          ---------------------
AFFO+GOS                                                   $ 18,323    $ 20,315
                                                          =====================

Per Share Data
EPS                                                        $   0.14    $   0.22
AFFO                                                       $   0.26    $   0.34
AFFO+GOS                                                   $   0.26    $   0.34

Weighted average shares (basic and diluted)                  70,766      59,795
                                                          =====================

Dividend announcement

On April 20, 2007, the Board of Directors of the Company declared a cash distribution of $0.31 per share of common stock payable on May 21, 2007 to stockholders of record on April 30, 2007.

Real Estate and Investment Banking Update

Supplementary Schedule D presents our continuing real estate portfolio of 29 properties as of March 31, 2007. During the first quarter we started a new syndication and completed $49.2 million in sales of preferred shares with an opportunity to place up to $221 million.

--------------------------------------------------------------------------------

Today's news release, along with other news about Franklin Street Properties Corp., is available on the Internet at www.franklinstreetproperties.com.

A conference call is scheduled for May 2, 2007 at 10:00 a.m. (ET) to discuss the first quarter 2007 results. The toll free number is 1-800-329-9097, passcode 96744542. Internationally, the call may be accessed by dialing 1-617-614-4929, passcode 96744542. The call will also be available via a live webcast, which can be accessed at least 10 minutes before the start time through the Webcasts & Presentations section of our Investor Relations section at www.franklinstreetproperties.com. A replay of the conference call will be available on the Company's website one hour after the call.


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About Franklin Street Properties Corp.

Franklin Street Properties Corp., based in Wakefield, Massachusetts, is focused on achieving current income and long-term growth through investments in commercial properties. FSP operates in two business segments: real estate operations and investment banking/investment services. FSP owns an unleveraged portfolio of real estate. The majority of FSP's property portfolio is suburban office buildings. FSP's subsidiary, FSP Investments LLC (member, NASD and SIPC), is a real estate investment banking firm and a registered broker/dealer. FSP is a Maryland corporation that operates in a manner intended to qualify as a REIT for federal income tax purposes. To learn more about FSP please visit our website at www.franklinstreetproperties.com.

Forward-Looking Statements

Statements made in this press release that state FSP's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions in the markets in which we own properties, changes in the demand by investors for investment in Sponsored REITs (as defined in our Annual Report on Form 10-K for the year ended December 31, 2006), risks of a lessening of demand for the types of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the "Risk Factors" set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent filings with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.


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                        Franklin Street Properties Corp.
                                Earnings Release
                            Supplementary information
                                Table of Contents

     Franklin Street Properties Corp. Financial Results                     A-C
     Real estate portfolio summary information                               D
     Other supplementary information                                         E
     Definition of Adjusted Funds From Operations (AFFO) and  AFFO+GOS       F


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               Franklin Street Properties Corp. Financial Results
                            Supplementary Schedule A
                          Consolidated Income Statement
                                   (Unaudited)

                                                                         For the
                                                                    Three Months Ended
                                                                         March 31,
-----------------------------------------------------------------------------------------
(in thousands, except per share amounts)                           2007           2006
=========================================================================================
Revenue:
   Rental                                                        $ 26,868        $ 21,317
Related party revenue:
   Syndication fees                                                 2,956           1,921
   Transaction fees                                                 3,081           1,939
   Management fees and interest income from loans                   1,817             167
Other                                                                  38              26
-----------------------------------------------------------------------------------------

       Total revenue                                               34,760          25,370
-----------------------------------------------------------------------------------------

Expenses:
     Real estate operating expenses                                 6,655           4,099
     Real estate taxes and insurance                                4,483           2,405
     Depreciation and amortization                                  7,657           4,775
     Selling, general and administrative                            1,888           1,805
     Commissions                                                    1,559           1,022
     Interest                                                       2,676             594
-----------------------------------------------------------------------------------------

       Total expenses                                              24,918          14,700
-----------------------------------------------------------------------------------------

Income before interest income, equity in earnings of
   non-consolidated REITs and taxes on income                       9,842          10,670
Interest income                                                       653             588
Equity in earnings of non-consolidated REITs                         (616)             80
-----------------------------------------------------------------------------------------

Income before taxes on income                                       9,879          11,338
Income tax expense                                                    240              57
-----------------------------------------------------------------------------------------

   Income from continuing operations                                9,639          11,281
   Income from discontinued operations                                 93           1,858
-----------------------------------------------------------------------------------------

Net income                                                       $  9,732        $ 13,139
=========================================================================================

Weighted average number of shares outstanding,
   basic and diluted                                               70,766          59,795
=========================================================================================

Earnings per share, basic and diluted, attributable to:
   Continuing operations                                         $   0.14        $   0.19
   Discontinued operations                                           0.00            0.03
-----------------------------------------------------------------------------------------
Net income per share, basic and diluted                          $   0.14        $   0.22
=========================================================================================


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               Franklin Street Properties Corp. Financial Results
                            Supplementary Schedule B
                      Condensed Consolidated Balance Sheet
                                   (Unaudited)

(in thousands, except share and par value amounts)                              March 31,        December 31,
-------------------------------------------------------------------------------------------------------------
                                                                                  2007               2006
                                                                                  ----               ----
Assets:
Real estate investments, net                                                   $  801,195        $  803,490
Acquired real estate leases, less accumulated amortization
   of $24,394 and $21,548, respectively                                            39,994            43,167
Investment in non-consolidated REITs                                                5,004             5,064
Assets held for syndication                                                       125,195
Assets held for sale                                                                   --             5,830
Cash & cash equivalents                                                            68,726            69,973
Certificate of deposit maturing April 11, 2007                                      5,180             5,143
Restricted cash                                                                       682               761
Tenant rent receivables, less allowance for doubtful accounts
   of $433 and $433, respectively                                                   1,937             2,440
Straight-line rent receivable, less allowance for doubtful
   accounts of $163 and $163, respectively                                          5,875             4,720
Prepaid expenses                                                                      769               972
Deposits on real estate assets                                                         --             5,010
Other assets                                                                          556             1,118
Office computers and furniture, net of accumulated depreciation
   of $881and $851, respectively                                                      344               375
Deferred leasing commissions, net of accumulated amortization
   of $1,623, and $1,323, respectively                                              7,615             7,254
--------------------------------------------------------------------------------------------------------------
Total assets                                                                   $1,063,072        $  955,317
==============================================================================================================

Liabilities and Stockholders' Equity:
Liabilities:
Bank note payable                                                              $  130,000        $       --
Accounts payable and accrued expenses                                              16,945            25,275
Accrued compensation                                                                1,255             2,643
Tenant security deposits                                                            1,654             1,744
Acquired unfavorable real estate leases, less accumulated
   amortization of $681, and $534, respectively                                     3,462             3,693
--------------------------------------------------------------------------------------------------------------
Total liabilities                                                                 153,316            33,355
--------------------------------------------------------------------------------------------------------------

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.0001 par value, 20,000,000 shares
   authorized, none issued or outstanding                                              --                --
Common stock, $.0001 par value, 180,000,000 shares authorized,
   70,766,305 and 70,766,305 shares issued and outstanding, respectively                7                 7
Additional paid-in capital                                                        907,794           907,794
Treasury stock, 731,898 and 731,898 shares at cost, respectively                  (14,008)          (14,008)
Earnings (distributions) in excess of accumulated earnings/distributions           15,963            28,169
--------------------------------------------------------------------------------------------------------------

   Total stockholders' equity                                                     909,756           921,962
--------------------------------------------------------------------------------------------------------------

   Total liabilities and stockholders' equity                                  $1,063,072        $  955,317
==============================================================================================================


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               Franklin Street Properties Corp. Financial Results
                            Supplementary Schedule C
                      Consolidated Statement of Cash Flows
                                   (Unaudited)


                                                                For the three months ended
(in thousands)                                                           March 31,
------------------------------------------------------------------------------------------
                                                                      2007       2006
                                                                      ----       ----
Cash flows from operating activities:
  Net income                                                      $   9,732    $ 13,139
  Adjustments to reconcile net income to net cash
       provided by  operating activities:
     Depreciation and amortization expense                            7,666       5,659
     Amortization of above market lease                               1,334       1,474
     Equity in earnings from non-consolidated REITs                     583        (275)
     Distributions from non-consolidated REITs                          281         118
  Changes in operating assets and liabilities:
     Restricted cash                                                     79          (4)
     Tenant rent receivables, net                                       503         207
     Straight-line rents, net                                        (1,273)        200
     Prepaid expenses and other assets, net                             755         210
     Accounts payable and accrued expenses                           (1,856)     (1,254)
     Accrued compensation                                            (1,388)       (555)
     Tenant security deposits                                           (90)         76
  Payment of deferred leasing commissions                              (661)       (156)
------------------------------------------------------------------------------------------
       Net cash provided by operating activities                     15,665      18,839
------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Purchase of real estate assets, office computers and
       furniture, capitalized merger costs                           (9,327)    (25,744)
     Purchase of acquired favorable and unfavorable leases, net          --        (951)
     Investment in certificate of deposit                               (37)         --
     Investment in non-consolidated REITs                                (9)        (11)
     Investment in assets held for syndication, net                (121,431)    (51,500)
     Proceeds received on sale of real estate assets                  5,830          --
------------------------------------------------------------------------------------------
       Net cash used for investing activities                      (124,974)    (78,206)
------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Distributions to stockholders                                  (21,938)    (18,536)
     Borrowings (repayments) under bank note payable, net           130,000      41,500
------------------------------------------------------------------------------------------
       Net cash provided by financing activities                    108,062      22,964
------------------------------------------------------------------------------------------

Net decrease in cash and cash equivalents                            (1,247)    (36,403)
Cash and cash equivalents, beginning of period                       69,973      69,715
------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                          $  68,726    $ 33,312
==========================================================================================


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                Franklin Street Properties Corp. Earnings Release
                            Supplementary Schedule D
                          Real Estate Portfolio Summary
                                   (Unaudited)
                                 March 31, 2007

                                               As of March 31,
                                          -----------------------
                                             2007         2006
                                          ---------    ----------

            Commercial real estate*
                 Number of properties            29           26
                 Square feet              5,148,490    3,986,564
                 Leased percentage               86%          86%

            Residential real estate
                 Number of properties            --            1
                 Number of apartments            --          228
                 Square feet                     --      231,363
                 Leased percentage               --           94%

            Combined portfolio*
                 Number of properties            29           27
                 Square feet              5,148,490    4,217,927
                 Leased percentage               86%          86%

            * Excludes assets held for sale at March 31, 2006


(In Thousands)                           As of March 31, 2007
                        --------------------------------------------------------
                           # of                      % of      Square     % of
State                   Properties   Investment   Portfolio     Feet   Portfolio
-----                   ----------   ----------   ---------     ----   ---------

Texas                         7       $ 217,359       27.1%     1,401    27.2%
Colorado                      4         132,653       16.6%       791    15.4%
Georgia                       2         103,737       12.9%       548    10.6%
Virginia                      2          65,154        8.1%       433     8.4%
Missouri                      2          58,634        7.3%       349     6.8%
Florida                       1          51,346        6.4%       212     4.1%
California                    3          40,674        5.1%       324     6.3%
Indiana                       1          39,043        4.9%       205     4.0%
Illinois                      1          33,648        4.2%       177     3.5%
Michigan                      1          15,232        1.9%       215     4.2%
North Carolina                2          14,961        1.9%       172     3.3%
Washington                    1          14,433        1.8%       117     2.3%
Massachusetts                 1           8,973        1.1%       105     2.0%
Maryland                      1           5,347        0.7%       99      1.9%
                        ------------------------------------   ----------------
                             29       $ 801,194      100.0%     5,148   100.0%
                        ====================================   ================


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                Franklin Street Properties Corp. Earnings Release
                            Supplementary Schedule E
                                   (Unaudited)
                                 March 31, 2007

Property by type:
(dollars & square feet                    As of March 31, 2007
  in 000's)             --------------------------------------------------------
                           # of                    % of      Square      % of
Type                    Properties  Investment   Portfolio    Feet     Portfolio
----                    ----------  ----------   ---------    ----     ---------
Office                     28        $795,847      99.3%      5,050      98.1%
Industrial                  1           5,347       0.7%         99       1.9%
                        ----------------------------------   -------------------
Total                      29        $801,194     100.0%      5,148     100.0%
                        ==================================   ===================

      Commercial portfolio lease expirations (1)

                                Total               % of
      Year                   Square Feet         Portfolio
      ----                   -----------         ---------
      2007                     146,150              2.8%
      2008                     512,880             10.0%
      2009                     639,108             12.4%
      2010                     723,317             14.0%
      2011                     264,500              5.1%
      2012                     786,670             15.3%
      Thereafter             2,075,865             40.4%(2)
                           ---------------------------------
                             5,148,490            100.0%
                           =================================

      (1) Percentages are determined based upon square footage of expiring commercial leases and exclude assets held for sale.

      (2)   Includes 746,000 square feet of current vacancies.

      Capital Expenditures
      (in thousands)             31-Mar-07    31-Mar-06
                                ----------    ---------

      Tenant improvements        $  2,304     $    268
      Deferred leasing costs          661          156
      Building improvements           551           --
                                ----------    ---------
                                 $  3,516     $    424
                                ==========    =========


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                Franklin Street Properties Corp. Earnings Release
                            Supplementary Schedule F
             Definition of Adjusted Funds From Operations ("AFFO"),
                    and AFFO plus Gains on Sales ("AFFO+GOS")

The Company evaluates the performance of its reportable segments based on several measures including, Adjusted Funds From Operations ("AFFO") and AFFO plus Gains on Sales ("AFFO+GOS") as management believes they represent important measures of activity and are an important consideration in determining distributions paid to equity holders. The Company defines AFFO as: Net Income as computed in accordance with accounting principles generally accepted in the United States of America ("GAAP"); excluding gains or losses on the sale of real estate and non-cash income from Sponsored REITs; plus certain non-cash items included in the computation of Net Income (depreciation and amortization and straight-line rent adjustments); plus distributions received from Sponsored REITs; plus the net proceeds from the sale of land; Depreciation and amortization, gain or loss on the sale of real estate and straight-line rents are an adjustment to AFFO, as these are non-cash items included in Net Income. The Company defines AFFO+GOS as AFFO as defined above, plus gains and losses on sales of properties and provisions for assets held for sale.

AFFO and AFFO+GOS should not be considered as alternatives to Net Income (determined in accordance with GAAP), as indicators of the Company's financial performance, as alternatives to cash flows from operating activities (determined in accordance with GAAP), or as measures of the Company's liquidity, or are they necessarily indicative of sufficient cash flow to fund all of the Company's needs. Other real estate companies may define these terms in a different manner. We believe that in order to facilitate a clear understanding of the results of the Company, AFFO and AFFO+GOS should be examined in connection with Net Income and cash flows from operating, investing and financing activities in the consolidated financial statements.